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                                                                  EXHIBIT (j)(1)



                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference to the Prospectus and Statement of Additional Information in this Post-Effective Amendment No. 74 to the Registration Statement of Eaton Vance Growth Trust (1933 Act File No. 2-22019) of our reports each dated October 1, 1999 and the Financial Statements and Financial Highlights or supplementary data of Eaton Vance Asian Small Companies Fund and the Asian Small Companies Portfolio, included in the August 31, 1999 Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the heading "Other Service Providers" in the Statement of Additional Information.


                                  /s/ Deloitte & Touche LLP
                                   DELOITTE & TOUCHE LLP


December 20, 1999
Boston, Massachusetts